Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 30th day of December, 2015, by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of February 5, 2013, as amended by that certain First Amendment to Lease dated as of March 21, 2013, as further amended by that certain Second Amendment to Lease dated as of May 24, 2013 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building at 320 Bent Street, Cambridge, Massachusetts (the “Bent Building”);

B.                                    WHEREAS, Landlord and Tenant desire to extend the Term of the Lease and make such other changes as set forth herein; and

C.                                    WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                                      Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.                                      Extension Term.  The Term is hereby extended for one hundred twenty-six (126) months commencing on September 1, 2016 (the “Extension Term Commencement Date”).  The Term Expiration Date is hereby amended to be February 28, 2027.  The period of time from the Extension Term Commencement Date through the new Term Expiration Date shall be referred to herein as the “Extension Term.”  The first Short-Term Renewal Option (as defined in the Existing Lease), which Tenant exercised on October 27, 2015, is hereby null and void and of no further force or effect.

3.                                      Extension Term Base Rent.  During the period (the “Base Rent Abatement Period”) between the Extension Term Commencement Date and the date that is six (6) months after the Extension Term Commencement Date, Tenant shall have no obligation to pay Base Rent, Tenant’s

Share of Operating Expenses (except to the extent provided in the following sentence), or the Property Management Fee for the Premises.  Notwithstanding the foregoing, Tenant shall be obligated to pay to Landlord as Additional Rent during the Base Rent Abatement Period Tenant’s Share of Operating Expenses with respect to utilities only.  Initial monthly and annual installments of Base Rent for the Premises as of the Extension Term Commencement Date, subject to adjustment under this Lease, are as follows:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
9/1/2016 -2/28/2017	104,678	$0.00 annually	$0.00	$0.00	*
3/1/2017 -8/31/2017	104,678	$68.00 annually	$593,175.33	$3,559,052.00	*

*Pro-rated for partial year.

During the Extension Term, Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent.  The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Extension Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

4.                                      Property Management Fee.  Effective on the Extension Term Commencement Date, the definition of “Property Management Fee” set forth in Section 9.2(a) of the Existing Lease shall be amended by deleting “three percent (3%) of Base Rent” and replacing it with “two point seven five percent (2.75%) of Base Rent.”

5.                                      Extension Term TI Allowance.  Landlord agrees to make available to Tenant a tenant improvement allowance to fund improvements in the Premises (the “Extension Term Tenant Improvements”) not to exceed Four Million Seven Hundred Ten Thousand Five Hundred Ten and 00/100 Dollars ($4,710,510.00) (based upon Forty-Five Dollars ($45.00) per square foot of Rentable Area of the Premises) (the “Extension Term TI Allowance”).  Tenant shall construct any Extension Term Tenant Improvements in accordance with the Work Letter attached hereto as Exhibit A (the “Work Letter”), and Landlord’s funding of the Extension Term TI Allowance shall be in accordance with this Section 5 and the Work Letter.

5.1.                            The Extension Term TI Allowance may be applied to the costs of (m) construction, (n) project review by Landlord (which fee shall equal Landlord’s out-of-pocket costs incurred in managing or reviewing the Extension Term Tenant Improvements), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) space planning, architect,

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engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Extension Term Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures.  In no event shall the Extension Term TI Allowance be used for (v) the cost of work that is not approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

5.2.                            Tenant shall have until June 30, 2018 (the “Extension Term TI Deadline”), to submit a Fund Request in accordance with Section 6.3 of the Work Letter for the unused portion of the Extension Term TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.  In no event shall any unused Extension Term TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

6.                                      Condition of Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except with respect to the Extension Term TI Allowance and as may be expressly provided in the Lease.

7.                                      Option to Extend Term.  Section 41 of the Existing Lease shall be deleted in its entirety and replaced with the following:

“41.  Option to Extend Term.  Provided Tenant has not assigned this Lease or subleased more than forty-five percent (45%) of the Premises, Tenant shall have one option (“Option”) to extend the Term beyond the expiration of the Extension Term by five (5) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions.  Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:

41.1.                     Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the Kendall Square submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and may be further increased on each annual anniversary of the Option term commencement date to the extent increases are in accordance with FMV as determined hereunder.  Tenant may, no more than fifteen (15) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term.  Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV (which shall include annual rent escalations).  If Tenant gives written notice

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to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV.  If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Bent Building and the Project.  In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows:  a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Kendall Square laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”).  The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Kendall Square submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto.  Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV.  The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence.  The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV.  The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant.  The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term.  If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term.  After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term.  Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

41.2.                     The Option is not assignable separate and apart from this Lease.

41.3.                     The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Term.  Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option.  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

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41.4.                     Notwithstanding anything contained in this Article 41 to the contrary, Tenant shall not have the right to exercise the Option during the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default.

41.5.                     All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease four (4) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

41.6.                     The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 41.4 and 41.5.”

8.                                      Right of First Offer at Bent Building.  Subject to (a) the conditions set forth in this Article, (b) any other parties’ pre-existing rights with respect to Available ROFO Premises (as defined below), and (c) there being at least thirty-six (36) months remaining in the Term (provided, however, that if Tenant still has the right to exercise the Option, then Landlord shall nevertheless give a Notice of Marketing (defined below) when at least twelve (12) months remain in the Term, but Tenant may only give a Notice of Exercise (defined below) with respect thereto if Tenant, simultaneously with the delivery thereof, delivers notice of its election to exercise the Option, and in such event the rent determination process set forth in Section 41.1 above shall not commence until the date that is twelve (12) months before the expiration of the then-current Term), Tenant shall have a right of first offer (“ROFO”) as to all rentable premises in the Bent Building that next become available and for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms.  To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available ROFO Premises, until the new lease with such then-existing tenant expires, at which point such space shall be subject to the ROFO.  In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”).  The Notice of Marketing shall include the terms under which Landlord is prepared to lease the Available ROFO Premises to Tenant, including the base rent, property management fee, Tenant’s improvement allowance, if any, any renewal term and all other material economic terms. Tenant may lease such Available ROFO Premises under such terms by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) business days after the date of the Notice of Marketing.

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8.1.                            The term for the Available ROFO Premises shall commence upon the commencement date stated in the Notice of Marketing and shall be coterminous with the Term of this Lease (as it may be extended pursuant to Section 41 of the Lease) and during such period, the Available ROFO Premises shall be considered a part of the Premises, provided that all of the terms and conditions of this Lease shall apply to the Available ROFO Premises except to the extent that they conflict with the Notice of Marketing, in which case the Notice of Marketing shall govern until the parties have entered into the Offering Amendment (as hereinafter defined).  The Available ROFO Premises (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Available ROFO Premises or as of the date the term for such Available ROFO Premises commences, unless the Notice of Marketing specifies any work to be performed by Landlord in the Available ROFO Premises, in which case Landlord shall perform such work in the Available ROFO Premises.

8.2.                            If Tenant (i) fails to deliver a Notice of Exercise within the ten (10) business day period provided in Section 8 above, or (ii) delivers a notice stating it elects not to lease the Available ROFO Premises, or (iii) is unable to exercise its ROFO because one or more of the conditions set forth in this Article 8 are not met, then the rights of Tenant terminate with respect to the Available ROFO Premises, Landlord shall have the right to consummate a lease of the Available ROFO Premises identified in the Notice of Marketing to any other tenant. In addition to the foregoing, in the event the Available ROFO Premises consist of the entire rentable area of the third (3rd) floor or the fourth (4th) floor of the Bent Building, then (x) Tenant’s ROFO shall be deemed waived in its entirety for the remainder of the Term of this Lease upon the occurrence of any of the conditions set forth in subsections (i) through (iii) above and (y) if Tenant gives a Notice of Exercise with respect to such Notice of Marketing, Tenant’s ROFO shall terminate with respect to all Available ROFO Premises other than the Available ROFO Premises identified in such Notice of Marketing (which space shall be leased by Tenant as provided herein).  Notwithstanding the foregoing, if Tenant fails to exercise its ROFO as set forth above (other than pursuant to subsection (iii)), and Landlord intends to lease the Available ROFO Premises to a third party at a Net Effective Rent (defined below) that is less than ninety-five percent (95%) of the Net Effective Rent that would be payable under the original Notice of Marketing, or with a term commencement date that is more than twelve (12) months after the term commencement date set forth in the Notice of Marketing, then, prior to offering to lease such Available ROFO Premises to a third party, Landlord shall again give Tenant a Notice of Marketing and Tenant shall have a ROFO with respect to such Available ROFO Premises, subject to, and in accordance with the provisions of this Article 8.

8.3.                            As used in this Article 8, the term “Net Effective Rent” shall mean the net present value (using the same discount factor in each case) of the aggregate consideration, determined on an average annual basis, payable to Landlord under the proposal at issue (i.e., either the Notice of Marketing or the offer to another party, as the case may be), taking into account all fixed base rent, additional rent, free rent, construction or other allowances, the cost of any work performed in the Available ROFO Premises by Landlord at its expense, and all other relevant economic terms, as the same may be modified by Landlord to account for the other tenant-party’s financial strength; provided, however, that if the length of term under the offer to another party shall be

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longer or shorter than the then-remaining Term, then the Net Effective Rent shall be annualized to reflect equal terms in both instances.

8.4.                            If Tenant exercises its ROFO, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Available ROFO Premises to the Premises on the terms set forth in the Notice of Marketing.  A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the ROFO shall be fully effective whether or not the Offering Amendment is executed.

8.5.                            Notwithstanding anything in this Section 8 to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in Default (i.e., after notice thereof and the expiration of the applicable cure period) under any provision of this Lease or that Tenant is in default of any monetary or material non-monetary obligation under this Lease of which it has received notice (whether or not the applicable cure period has expired).  Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect.  In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of an actual monetary default or an actual material non-monetary default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

8.6.                            Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (other than to a Tenant Affiliate in conjunction with an assignment or transfer of Tenant’s entire interest in the Lease to such Tenant Affiliate), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

8.7.                            If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.  Notwithstanding the foregoing, if Landlord fails to deliver the Available ROFO Premises on or before the date that is eight (8) months after the anticipated commencement date for the lease of the Available ROFO Premises due to a holdover by the then-existing occupant of the Available ROFO Premises, then as its sole remedy, Tenant shall have the right to terminate its exercise of the ROFO by written notice to Landlord given at any time after the expiration of such eight (8)-month period and before Landlord delivers the Available ROFO Premises, in which event the ROFO shall terminate with respect to the Available ROFO Premises on the date that is ten (10) days after Tenant delivers such termination notice, unless Landlord delivers such Available ROFO Premises to Tenant on or before the expiration of such ten (10)-day period, in which event Tenant’s election to terminate shall automatically become void.

9.                                      Right of First Offer at the Binney Building.  Provided the existing fifth (5th) floor tenant at the Binney Building (defined in Recital A of the Existing Lease) has entered into an

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agreement with Landlord on or before July 1, 2017 to terminate its lease (or any portion thereof) of the fifth floor at the Binney Building prior to the term expiration date stated in such lease (the “Binney Fifth Floor Termination Agreement”), and subject to any other parties’ pre-existing rights with respect to Available Binney ROFO Premises (as defined below), Tenant shall have a one-time right of first offer (“Binney ROFO”) as to all rentable premises on the fifth floor of the Binney Building that become available under the Binney Fifth Floor Termination Agreement (“Available Binney ROFO Premises”).  In such event, Landlord shall provide written notice to Tenant setting forth the Available Binney ROFO Premises, the base rent (which shall equal the greater of the then-current Base Rent rate per square foot for the Premises under this Lease and Landlord’s proposed estimate of FMV (as defined above) for the Available Binney ROFO Premises), the term (shall be coterminous with the Term of this Lease, as it may be extended pursuant to Section 41 of the Lease), and any other material terms as determined by Landlord (the “Notice of Offer”).

9.1.                            Within ten (10) business days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available Binney ROFO Premises on the terms and conditions set forth in the Notice of Offer and whether Tenant accepts Landlord’s proposed estimate of FMV.  If Tenant fails to notify Landlord of Tenant’s election within such ten (10) business day period, then Tenant shall be deemed to have elected not to lease the Available Binney ROFO Premises.

9.2.                            If Tenant timely notifies Landlord that Tenant elects to lease all of the Available Binney ROFO Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available Binney ROFO Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.  If Tenant elects to lease all of the Available Binney ROFO Premises on all of the terms and conditions set forth in the Notice of Offer except Landlord’s proposed estimate of FMV, then the parties shall determine FMV in accordance with Section 41.1 of the Lease (as amended by Section 7 of this Amendment), as applied to the Available Binney ROFO Premises and the Binney Building. Failure of Tenant to expressly accept Landlord’s proposed estimate of FMV in Tenant’s election notice shall be deemed Tenant’s rejection of Landlord’s estimate of FMV.

9.3.                            If Tenant notifies Landlord that Tenant elects not to lease the Available Binney ROFO Premises, then Landlord shall have the right to consummate a lease of all or any portion of the Available Binney ROFO Premises with another party or parties and Tenant shall have no further rights to the Available Binney ROFO Premises hereunder.

9.4.                            Notwithstanding anything in this Section 9 to the contrary, Tenant shall not exercise the Binney ROFO during such period of time that Tenant is in default under any provision of this Lease.  Any attempted exercise of the Binney ROFO during a period of time in which Tenant is so in default shall be void and of no effect.  In addition, Tenant shall not be entitled to exercise the Binney ROFO if Landlord has given Tenant two (2) or more notices of an actual monetary default or an actual material non-monetary default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the Binney ROFO.

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9.5.                            Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the Binney ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (other than to a Tenant Affiliate in conjunction with an assignment or transfer of Tenant’s entire interest in the Lease to such Tenant Affiliate), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

9.6.                            If Tenant exercises the Binney ROFO, Landlord does not guarantee that the Available Binney ROFO Premises will be available on the anticipated commencement date for the lease as to such premises due to a holdover by the then-existing occupants of the Available Binney ROFO Premises or for any other reason beyond Landlord’s reasonable control.  Notwithstanding the foregoing, if Landlord fails to deliver the premises on the date that is eight (8) months after the anticipated commencement date for the lease of the Available Binney ROFO Premises due to a holdover by the then-existing occupant of the Available Binney ROFO Premises, then as its sole remedy, Tenant shall have the right to terminate its exercise of the Binney ROFO by written notice to Landlord given at any time after the expiration of such eight (8)-month period and before Landlord delivers the Available Binney ROFO Premises, in which event the Binney ROFO shall terminate on the date that is ten (10) days after Tenant delivers such termination notice, unless Landlord delivers the Available Binney ROFO Premises to Tenant on or before the expiration of such ten (10)-day period, in which event Tenant’s election to terminate shall automatically become void.

10.                               Early Termination.  Section 43 of the Existing Lease shall be deleted in its entirety.  Section 42 of the Existing Lease shall be deleted in its entirety and replaced with the following:

“42.  Early Termination.  Provided that Tenant has executed a lease with Landlord or an affiliate of Landlord for premises totaling more than 175,000 square feet of Rentable Area in the Binney Building or another building owned by an affiliate of Landlord, with an initial term of ten (10) years or more (the “Expansion Lease”), as of the date the Termination Option Notice (as hereafter defined) is delivered and the Termination Date (as hereafter defined), then Tenant shall have the one-time option to terminate this Lease with respect to the entire Premises (the “Termination Option”) by providing Landlord with written notice thereof (the “Termination Option Notice”) on or prior to the date that is ten (10) days after the execution date of the Expansion Lease.  Tenant shall set forth in the Termination Option Notice the date that this Lease shall terminate (the “Termination Date”); provided, however, that on or before the date that is twelve (12) months prior to the Termination Date set forth in the Termination Option Notice, Tenant shall have the one-time right in its sole discretion to extend the Termination Date to a later date upon written notice to Landlord, which new Termination Date shall be binding on Tenant and Landlord (subject to further extension due to “Landlord Delay” in delivering possession of the premises under the Expansion Lease, as such term may be defined in the Expansion Lease).  If Tenant fails to timely deliver to Landlord the Termination Option Notice, then the Termination Option shall automatically terminate and be of no further force or effect.  If Tenant timely delivers to Landlord the Termination Option Notice, then Tenant shall surrender the Premises to Landlord on or before the Termination Date in accordance with

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all of the terms and conditions of the Lease.  If Tenant does not so surrender the Premises in accordance with all of the terms and conditions of the Lease on or before the Termination Date, then Tenant, pursuant to Article 27 of the Existing Lease, shall become a tenant at sufferance until the actual date that Tenant surrenders the Premises to Landlord in accordance with the terms and conditions of this Lease.  If Tenant timely delivers to Landlord the Termination Option Notice, then this Lease shall terminate on the Termination Date and shall thereafter be of no further force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof.  Notwithstanding anything in this Section to the contrary, Tenant shall not be permitted to exercise the Termination Option during any period of time during which Tenant is in default of its obligations under the Lease.  Any attempted exercise of the Termination Option during a period of time in which Tenant is in default shall be void and of no force or effect.  The Termination Option is personal to Momenta Pharmaceuticals, Inc., and may not be exercised by any assignee, sublessee or transferee of this Lease, unless Landlord expressly agrees that the Termination Option may be transferred to any such assignee, sublessee or transferee, which agreement Landlord may grant or withhold in its sole discretion; notwithstanding the foregoing, the Termination Option may be transferred to a Tenant Affiliate in conjunction with an assignment or transfer of Tenant’s entire interest in the Lease to such Tenant Affiliate.”

11.                               Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CB Richard Ellis-N.E. Partners (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.  Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

12.                               No Default.  Each party represents, warrants and covenants that, to the best of its knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

13.                               Notices.  Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, Massachusetts 02142

Attn: Christopher Kiefer, Esq.

14.                               Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full

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force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

15.                               Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

16.                               Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

17.                               Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

18.                               Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ William Kane
Name:	William Kane
Title:	Senior Vice President, Boston Market Lead

TENANT:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Richard Shea
Name:	Richard Shea
Title:	CFO

EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the [    ] day of December, 2015, by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), is made a part of that certain Lease dated as of February 5, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 320 Bent Street, Cambridge, Massachusetts, and is attached to the Third Amendment to Lease dated as of the date hereof (the “Third Amendment”).  All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.                                      General Requirements.

1.1.                            Authorized Representatives.

(a)                                 Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Salvatore Zinno as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease.  Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative.  Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b)                                 Tenant designates Dale Blank (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative.  Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2.                            Schedule.  The schedule for design and development of the Extension Term Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”).  Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Extension Term Tenant Improvements.  The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises.  As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule.  The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3.                            Tenant’s Architects, Contractors and Consultants.  The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Extension Term Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay.  Landlord hereby approves Perkins +Will, Inc. (architects) and AHA Consulting Engineers, Inc. (engineering). Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas.  All Tenant contracts related to the Extension Term Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Extension Term Tenant Improvements to Landlord.

2.                                      Tenant Improvements.  All Extension Term Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Extension Term TI Allowance) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter.  To the extent that the total projected cost of the Extension Term Tenant Improvements (as projected by Landlord) exceeds the Extension Term TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Extension Term Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the Extension Term TI Allowance payable by Landlord.  If the cost of the Extension Term Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall pay any additional Excess TI Costs in the same way that Tenant pays the initial Excess TI Costs.  If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent.  All material and equipment furnished by Tenant or its contractors as the Extension Term Tenant Improvements shall be new or “like new;” the Extension Term Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Extension Term Tenant Improvements shall be of a nature and character not less than the Building Standard.  Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Extension Term Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.  All Extension Term Tenant Improvements shall be performed in accordance with Article 17 of the Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Lease, the terms of this Work Letter shall govern.

2.1.                            Work Plans.  Tenant shall prepare and submit to Landlord for approval schematics covering the Extension Term Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”).  The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request.  Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans.  Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them.  The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2.                            Construction Plans.  Tenant shall prepare final plans and specifications for the Extension Term Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below).  As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans.  Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval.  The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3.                            Changes to the Extension Term Tenant Improvements.  Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a)                                 Change Request.  Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change.  If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Extension Term Tenant

Improvements as a result of such Change.  Change Requests shall be signed by the requesting party’s Authorized Representative.

(b)                                 Approval of Changes.  All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have a commercially reasonable basis for requesting a Change, including, without limitation, to facilitate coordination with the base Building.  The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request.  The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4.                            Preparation of Estimates.  Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule.  Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5.                            Quality Control Program; Coordination.  Tenant shall provide Landlord with information regarding the following (together, the “QCP”):  (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans.  The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Extension Term Tenant Improvements.  Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor.  At the conclusion of the Extension Term Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3.                                      Completion of Extension Term Tenant Improvements.  Tenant, at its sole cost and expense (except for the Extension Term TI Allowance), shall perform and complete the Extension Term Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises.  The Extension Term Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Extension Term Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) any and all liens related to the Extension Term Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iii) no security interests relating to the Extension Term Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Extension Term Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in all material respects in accordance with the Approved Plans as affected by approved Changes, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Extension Term Tenant Improvements as an overlay on the Bent Building “as built” plans (provided that Landlord provides the Bent Building “as-built” plans to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Extension Term Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4.                                      Insurance.

4.1.                            Property Insurance.  At all times during the period beginning with commencement of construction of the Extension Term Tenant Improvements and ending with final completion of the Extension Term Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear.  Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Extension Term Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Extension Term Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s).  Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.  Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2.                            Other Insurance.  At all times during the period of construction of the Extension Term Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws and the other insurance set forth on Exhibit A-1 attached hereto.

5.                                      Liability.  As between Landlord and Tenant, Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Extension Term Tenant Improvements.  Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees.  Any deficiency in design or construction of the Extension Term Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6.                                      Extension Term TI Allowance.

6.1.                            Application of TI Allowance.  Landlord shall contribute the Extension Term TI Allowance toward the costs and expenses incurred in connection with the performance of the Extension Term Tenant Improvements, in accordance with Section 5 of the Third Amendment of the Lease.  If the entire Extension Term TI Allowance is not applied toward or reserved for the costs of the Extension Term Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance.  If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Extension Term Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Extension Term Tenant Improvements.  Tenant may apply the Extension Term TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

6.2.                            Approval of Budget for the Extension Term Tenant Improvements.  Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the Extension Term TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Extension Term Tenant Improvements (the “Approved Budget”).  Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Extension Term Tenant Improvements as they become due.  Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Extension Term Tenant Improvements that exceed the amount of the Extension Term TI Allowance.  Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Extension Term Tenant Improvements that is proposed by Tenant.

6.3.                            Fund Requests.  Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the Extension Term TI Allowance requested, (b) a summary of the Extension Term Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Extension Term TI Allowance then being requested, and (d) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Extension Term Tenant Improvements performed that correspond to the Fund Request each in a form reasonably acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Extension Term Tenant Improvements is approved in accordance with Section 6.2, the schedule is approved in accordance with Section 1.2, the applicable architect, engineering consultants, design team, general contractor and subcontractors for which payment is sought have been approved in accordance with Section 1.3, and the Draft Schematic Plans or Construction Plans, as applicable, have been approved in accordance with Section 2.1 or Section 2.2, as applicable. Further, any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Section 5 of the Third Amendment.  Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request more often than every thirty (30) days.  Any additional Fund Requests submitted by Tenant shall be void and of no force or effect.

6.4.                            Accrual Information.  In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the Extension Term Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Extension Term Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Extension Term Tenant Improvements and solely for the previous month, and (e) the date of substantial completion of the Extension Term Tenant Improvements.

7.                                      Miscellaneous.

7.1.                            Incorporation of Lease Provisions.  Sections 45.3, 45.4, 45.6, 45.7, 45.8, 45.10-45.18 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

7.2.                            General.  Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term (as extended by the Extension Term), whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as a sealed Massachusetts instrument to be effective on the date first above written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ William Kane
Name:	William Kane
Title:	Senior Vice President, Boston Market Lead

TENANT:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Richard Shea
Name:	Richard Shea
Title:	CFO

EXHIBIT A-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1.                                      Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

2.                                      Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.

3.                                      Claims for damages because of bodily injury, or death of any person other than Tenant’s or any Tenant contractors’ employees.

4.                                      Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

5.                                      Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6.                                      Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors’ Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a.	Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.

b.	Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident

c.	Employer’s Liability: Each Accident Disease — Policy Limit Disease — Each Employee	$500,000 $500,000 $500,000

d.	Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $5,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord.  The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord.  Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal.  Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord.  The minimum A.M. Best’s rating of each insurer shall be A- VII.  Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors’ Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors.  Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor’s work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance.  Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages.  Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water.  Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Extension Term Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises.  Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.